Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-37529, 33-44230, and 333-106566) of Medtronic, Inc. of our report dated October 23, 2012 relating to the financial statements and supplemental schedule of the Medtronic, Inc. Savings and Investment Plan (also known as the “Medtronic, Inc. 401(k) Plan”), which appears in this Form 11-K of the Medtronic, Inc. Savings and Investment Plan (also known as the “Medtronic, Inc. 401(k) Plan”) for the year ended April 30, 2012.

/s/ McGladrey LLP
McGladrey LLP Minneapolis, Minnesota October 23, 2012